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                                                                       Exhibit 5


                                  Ropes & Gray
                            One International Place
                       Boston, Massachusetts  02110-2624
                              Tel. (617) 951-7000


                                                 February 26, 1999


Electric Fuel Corporation
885 Third Avenue
New York, New York 10022

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended, of (i) 1,500,000 shares of common stock, $.01 par value (the "Common Stock"), of Electric Fuel Corporation (the "Company") issuable under the Company's Amended and Restated 1993 Stock Option and Restricted Stock Purchase Plan (the "1993 Plan"), and (ii) 1,500,000 shares of Common Stock issuable under the Company's 1998 Non-Executive Employee Stock Option and Restricted Stock Purchase Plan (the "1998 Plan", and together with the 1993 Plan, the "Plans").

     We have acted as counsel for the Company in connection with the Plans and are familiar with the actions taken by the Company in connection herewith. For purposes of this opinion, we have examined copies of the Registration Statement, the Plans and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will have been duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

                                      Very truly yours,


                                      /s/ Ropes & Gray
                                      Ropes & Gray